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                                                                      EXHIBIT 18



February 10, 2000


Board of Directors
Dell Computer Corporation
One Dell Way
Round Rock, Texas 78682

Dear Directors:

We are providing this letter to you for inclusion as an exhibit to your Form 10-K filing pursuant to Item 601 of Regulation S-K.

We have audited the consolidated financial statements incorporated by reference in the Company's Annual Report on Form 10-K for the year ended January 28, 2000 and issued our report thereon dated February 10, 2000. Note 1 to the consolidated financial statements describes a change in accounting principle resulting from the Company's change in its policy for determining which items are treated as cash equivalents. It should be understood that the preferability of one acceptable method of accounting over another for the determination of which items are treated as cash equivalents has not been addressed in any authoritative accounting literature, and in expressing our concurrence below we have relied on management's determination that this change in accounting principle is preferable. Based on our reading of management's stated reasons and justification for this change in accounting principle in the Form 10-K, and our discussions with management as to their judgment about the relevant business planning factors relating to the change, we concur with management that such change represents, in the Company's circumstances, the adoption of a preferable accounting principle in conformity with Accounting Principles Board Opinion No. 20.

Very truly yours,



PricewaterhouseCoopers LLP